Exhibit 1
Printed by BIMCO;s idea Approved by the Documentary Committee of The Japan Shipping Exchange Inc., Tokyo Approved by the International Ship Managers’ Association (ISMA) 1. Date of Agreement THE BALTIC AND INTERNATIONAL MARimME COUNOL (BWCO) tffffli 1s1 September 2010 t&s& STANDARD SHIP MANAGEMENT AGREEMENT ^Sgr Vessel’s Name: CODE NAME: “SHIPMAN 98” Parti 2. Owners (name, place of registered office and law of registry) (Cl. 1) 3. Managers (name, place of registered office and law of registry) (Cl. 1) Name Name CARDIFF MARINE INC. Place of registered office Place of registered office 80 Broad Street, Monrovia, Liberia law of registry Law of registry Republic of Liberia Day and year of commencement of Agreement (£L2) DATE OF PRESENT AGREEMENT AS PER BOX 1 Crew Management (state “yes” or “no” as agreed) (CLJJ) 6. Technical Management (state “yes” or “no” as agreed) (Cl. 3.2) VES YES 7. Commercial Management (state “yes” or “no” as agreed) (CJJJ) 8. Insurance Arrangements (state “yes* or “no* as agreed) (Cl. 3.4) YES YES 9. Accounting Services (state “yes” or “no” as agreed) (Cl. 3.5) 10. Sale or purchase of the Vessel (state “yes” or “no” as agreed) (Cl. 3.6) YES YES 11. Provisions (state “yes” or “no” as agreed) (CLjU) 12. Bunkering (state “yes” or “no* as agreed) (CJJL8) YES YES 13. Chartering Services Period (only to be filled in if “yes” stated in Box 7) (Cl. 3.3(i)) 14. Owners’ Insurance (state alternative (j), © or fjl of Cl. 6.3) Five Years from date indicated in Box 4 6.3(ii) 15. Annual Management Fee (state annual amount) (Cl. 8.1) 16. Severance Costs (state maximum amount) (Cl. 8.4(ii)) Daily Management Fee: Euro 1,500 As per applicable Collective Bargaining Agreement (CBA) 17. Day and year of termination of Agreement (Cl. 17) 18. Law and Arbitration (state alternative igj, 1£2 or ia3j if 19^ place of Five Years from date indicated in Box 4 arbitration must be stated) (Cl. 19) 19.1 19. Notices (state postal and cable address, telex and telefax number for serving 20. Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners) (Cl. 20) notice and communication to the Managers) (Cl. 20) c/oCEFAI & ASSOCIATES Cardiff Marine Inc. Athens Shipmanagement Office 5/2 Merchants Street, Valletta, Malta, Omega Building, 80 Kifisias Avenue Tel: (+356) 21222097 15125 Marousi Athens, Greece Fax: (+356) 21299950 Tel: +30 210 8090100 Email: info@cefaiadvocates.com Fax:+30 210 8090205 Email: management@cardiff.gr It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PARTI and PARTI as weS as Annexes “A” (Details of Vessel), 3T (Delate of Crew), V (Budget) and MT (Associated vessels) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, ttie provisions of PART I and Annexes “A”. 2E, XI and T£ shall prevaD over those of PART II to the extent of such conflict but no further.. Signature® (Owners) Signature^) (Managers) This document Is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be dearly viable, tn the event of any modification made to trie preprinted text of this document which is not dearty visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, darnaga or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX “A” (DETAILS OF VESSEL OR VESSELS) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT — CODE NAME: “SHIPMAN 98”
Date of Agreement 01/09/2010
Name of Vessel(s):
Particulars of Vessel(s):

ANNEX “B” (DETAILS OF CREW) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT — CODE NAME: “SHIPMAN 98”
Date of Agreement:
Details of Crew:
N/A

~~Numbers~~	~~Rank~~	~~Nationality~~
This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX “C” (BUDGET) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT — CODE NAME: “ SHIPMAN 98”
See Box 15 and Clause 9
Managers’ Budget for the first year with effect from the Commencement Date of this Agreement:
NOTE:
1.	Prices basis at average of Singapore, Continent & China, otherwise, to be charged at actual

2.	Crew change basis Singapore and Continent port, otherwise, to be adjusted

3.	Spares costs are for routine maintenance (excluding major items)

4.	Parity Euro / USD at 1,25

5.	The budget for Superintendent expenses is based on 5 visits per year of 4 days per each visit, i.e. 20 Superintendent days. Any additional attendance will be charged extra by the day at a standard rate of Euro 500 per day.

ANNEX “D” (ASSOCIATED VESSELS) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT — CODE NAME: “SHIPMAN 98”
NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX “D” THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 18.1(i) OF THIS AGREEMENT.
Date of Agreement:
Details of Associated Vessels:
This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II “SHIPMAN 98” Standard Ship Management Agreement 1. Definitions 1 In this Agreement save where the context otherwise requires, 2 the following words and expressions shall have the meanings 3 hereby assigned to them.4 “Owners’ means the party identified in Box 2. 5 “Managers’ means the party identified in Box 3. 6 “Vesser means the vessel or vessels details of which are set 7 out In Annex *A* attached hereto. 8 “Crew” means the Master, officers and ratings of the numbers, 9 rank and nationality specified in Annex “B” attached hereto. 10 “Crew Support Costs” means all expenses of a general nature 11 which are not particularly referable to any individual vessel for 12 the time being managed by the Managers and which are incurred 13 by the Managers for the purpose of providing an efficient and 14 economic management service and, without prejudice to the 15 generality of the foregoing, shall include the cost of crew standby 16 pay, training schemes for officers and ratings, cadet training 17 schemes, sick pay, study pay, recruitment and interviews. 18 “Severance Costs’ means the costs which the employers are 19 legally obliged to pay to or in respect of the Crew as a result of 20 the early termination of any employment contract for service on 21 the Vessel. 22 “Crew Insurances” means insurances against crew risks which 23 shall include but not be limited to death, sickness, repatriation, 24 injury, shipwreck unemployment indemnity and loss of personal 25 effects. 26 “Management Services” means the services specified in sub- 27 clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12. 28 “ISM Code” means the International Management Code for the 29 Safe Operation of Ships and for Pollution Prevention as adopted 30 by the International Maritime Organization (IMO) by resolution 31 A.741 (18) or any subsequent amendment thereto. 32 “STCW 95” means the International Convention on Standards 33 of Training, Certification and Watchkeeping for Seafarers, 1978, 34 as amended in 1995 or any subsequent amendment thereto. 35 2. Appointment of Managers 36 With effect from the day and year stated in BmA and continuing 37 unless and until terminated as provided herein, the Owners 38 hereby appoint the Managers and the Managers hereby agree 39 to act as the Managers of the Vessel. 40 3. Basis of Agreement 41 Subject to the terms and conditions herein provided, during the 42 period of this Agreement, the Managers shall cany out 43 Management Services in respect of the Vessel as agents for 44 and on behalf of the Owners. The Managers shall have authority 45 to take such actions as they may from time to time in their absolute 46 discretion consider to be necessary to enable them to perform 47 this Agreement in accordance with sound ship management 48 practice.49 3.1 Crew Management 50 (only applicable If agreed according to Bqx_§) 51 The Managers shall provide suitably qualified Crew for the Vessel 52 as required by the Owners in accordance with the STCW 95 53 requirements, provision of which includes but is not limited to 54 the following functions: 55 selecting and engaging the Vessel’s Crew, including payroll 56 arrangements, pension administration, and insurances lor 57 the Crew other than those mentioned in Clause 6: 58 ensuring that the applicable requirements of the law of the 59 flag of the Vessel are satisfied in respect of manning levels, 60 rank, qualification and certification of the Crew and 61 employment regulations including Crew’s tax, social 62 insurance, discipline and other requirements; 63 (Hi) ensuring that all members of the Crew have passed a medical 64 examination with a qualified doctor certifying that they are fit 65 for the duties for which they are engaged and are in possession 66 of valid medical certificates issued in accordance with 67 appropriate flag State requirements. In the absence of 68 applicable flag State requirements the medical certificate shall 69 be dated not more than three months prior to the respective 70 Crew members leaving their country of domicile and 71 maintained for the duration of their service on board the Vessel; 72 (tv) ensuring that the Crew shall have a command of the English 73 language of a sufficient standard to enable them to perform 74 their duties safely; 75 (v) arranging transportation of the Crew, including repatriation; 76 (vi) training of the Crew and supervising their efficiency; 77 (vii) conducting union negotiations; 78 (vfl!) operating the Managers’ drug and alcohol policy unless 79 otherwise agreed.80 3.2 Technical Management 61 (only applicable if agreed according to Box 6) 82 The Managers shall provide technical management which 83 includes, but is not limited to. the following functions: 84 (i) provision of competent personnel to supervise the 85 maintenance and general efficiency of the Vessel; 86 (if) arrangement and supervision of dry dockings, repairs, 87 alterations and the upkeep of the Vessel to the standards 88 required by the Owners provided that the Managers shall 69 be entitled to incur the necessary expenditure to ensure 90 that the Vessel will comply with the law of the flag of the 91 Vessel and of the places where she trades, and all 92 requirements and recommendations of the classification 93 society; 94 (Hi) arrangement of the supply of necessary stores, spares and 95 lubricating oil; 96 (tv) appointment of surveyors and technical consultants as the 97 Managers may consider from time to time to be necessary; 98 (v) development, implementation and maintenance of a Safety 99 Management System (SMS) in accordance with the ISM 100 Code (see sub-clauses 4^2 and §,3). 101 (vi) supervision of vessels under construction at the specific request of the Owners and after approval by the Owner of the relevant budget submitted by the Managers. 3.3 Commercial Management 102 (only applicable if agreed according to Box 71 103 The Managers shall provide the commercial operation of the 104 Vessel, as required by the Owners, which includes, but is not 105 limited to, the following functions: 106 (I) providing chartering services in accordance with the Owners’ 107 instructions which include, but are not limited to, seeking 108 and negotiating employment for the Vessel and the conclusion 109 (including the execution thereof) of charter parties or other 110 contracts relating to the employment of the Vessel. If such a 111 contract exceeds the period stated in Box 13. consent thereto 112 in writing shall first be obtained from the Owners. 113 (IT) arranging of the proper payment to Owners or their nominees 114 of all hire and/or freight revenues or other moneys of 115 whatsoever nature to which Owners may be entitled arising 116 out of the employment of or otherwise In connection with the 117 Vessel. 118 (IB) providing voyage estimates and accounts and calculating of 119 hire, freights, demurrage and/or despatch moneys due from 120 or due to the charterers of the Vessel; 121 (tv) issuing of voyage instructions; 122 (v) appointing agents; 123 (vi) appointing stevedores; 124 (vil) arranging surveys associated with the commercial operation 125 of the Vessel.126 3.4 Insurance Arrangements’ 127 (only applicable If earned according to Box 8) 128 The Managers shall arrange insurances in accordance with 129 This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.

BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document. PART II “SHIPMAN 98” Standard Ship Management Agreement Clause 6, on such terms and conditions as the Owners Shan 130 have instructed or agreed, in particular regarding conditions, 131 insured values, deductibles and franchises. 132 3.5 Accounting Services 133 (only applicable If agreed according to Box 9) 134 The Managers shall: 135 (Q establish an accounting system which meets the reasonable 136 requirements of the Owners and provide regular accounting 137 services, supply regular reports and records, 138 (IT) maintain the records of all costs and expenditure incurred 139 as well as data necessary or proper for the settlement of 140 accounts between the parties.141 3.6 Sale or Purchase of the Vessel 142 (only applicable if agreed according to BqxJS) 143 The Managers shall, in accordance with the Owners’ instructions, 144 supervise the sale or purchase of the Vessel, including the 145 performance of any sale or purchase agreement, including but-net 146 negotiation of the same. 147 Provisions (only applicable if agreed according to BoxJJ) 148 The Managers shall arrange for the supply of provisions. 149 Bunkering (only applicable if agreed according to Box 12) 150 The Managers shall arrange for the provision of bunker fuel of the 151 quality specified by the Owners as required for the Vessel’s trade. 152 (.Managers’Obligations 153 4.1 The Managers undertake to use their best endeavors 154 endoavouro to provide the agreed Management Services as agents for and on 155 behalf of the Owners in accordance with sound ship management 156 practice and to protect and promote the interests of the Owners in 157 all matters relating to the provision of services hereunder. 158 Provided, however, that the Managers hi the performance of their 159 management responsibilities under this Agreement shall be entitled 160 to have regard to their overall responsibility in relation to all vessels 161 as may from time to time be entrusted to their management and 162 in particular, but without prejudice to the generality of the foregoing, 163 the Managers shall be entitled to allocate available supplies, 164 manpower and services in such manner as in the prevailing 165 circumstances the Managers in (heir absolute discretion consider 166 to be fair and reasonable. 167 4.2 Where the Managers are providing Technical Management 168 In accordance with sub-clause 22, they shall procure that the 169 requirements of the law of the flag of the Vessel are satisfied and 170 they shall in particular be deemed to be the “Company* as defined 171 by the ISM Code, assuming the responsibility for the operation of 172 the Vessel and taking over the duties and responsibilities imposed 173 by the ISM Code when applicable. 174 >. Owners’ Obligations 175 The Owners shall pay all sums due to the Managers punctually 176 in accordance with the terms of this Agreement 177 Where the Managers are providing Technical Management 178 in accordance with sub-clause 3,2. the Owners shall: 179 procure that all officers and ratings supplied by them or on 180 their behalf comply with the requirements of STCW 95; 181 instruct such officers and ratings to obey all reasonable orders 182 of the Managers in connection with the operation of the 183 Managers’ safety management system. 184 5.3 Where the Managers are not providing Technical Management 185 in accordance with sub-clause 22, the Owners shall procure that 186 the requirements of the law of the flag of the Vessel are satisfied 187 and that they, or such other entity as may be appointed by them 188 and identified to the Managers, shall be deemed to be the 189 “Company” as defined by the ISM Code assuming the responsibility 190 for the operation of the Vessel and taking ov er the duties and 191 responsibilities Imposed by the ISM Code when applicable. 192 6. Insurance Policies 193 The Owners shall procure, whether by instructing the Managers 194 under sub-clause £4 or otherwise, that throughout the period of 195 this Agreement: 196 6.1 at the Owners’ expense, the Vessel is insured for not less 197 than her sound market value or entered for her full gross tonnage, 198 as the case may be for 199 (i) usual hull and machinery marine risks (including crew 200 negligence) and excess liabilities; 201 (ii) protection and indemnity risks (including pollution risks and 202 Crew Insurances); and 203 (ill) war risks (including protection and indemnity and crew risks) 204 in accordance with the best practice of prudent owners of 205 vessels of a similar type to the Vessel, with first class insurance 206 companies, underwriters or associations (“the Owners’ 207 Insurances”); 208 (iv) Freight, Demurrage and Defense Insurance (v) Certificate of Financial Responsibility (vi) Crew Personal Accident and Sundries Insurance cover (vil) Any other insurance required by law (viil) Any insurance that can be arranged and not Included In the above but is requested by the Owners In writing 6.2 all premiums, deductibles, supplementary calls and/or excess 209 supplementary calls and release calls on the Owners’ Insurances are paid promptly by their due data, 210 6.3 the Owners’Insurances name the Managers and, subject 211 to underwriters’agreement, any third party designated by the 212 Managers as a joint assured, with full cover, with the Owners 213 obtaining cover in respect of each of the insurances specified in 214 sub-clause %V. 215 tt\ Qfi ton^c whofofav tfio futjnjQQrG 3nd 3nv cuch tfifrd p^srtv/ 216 oro liable In rocpoct of premiumo or colic arising in oonnootion 217 with tho Ownorc’ Incurancos; or 218 (ii) if reasonably obtainable, on terms such that neither the 219 Managers nor any such third party shall be under any 220 liability in respect of premiums or calls arising in connection 221 with the Owners’ Insurances; or 222 (Hi) on such other terms as may be agreed in writing. 223 Indicate alternative (i), (ii) or pS) in Box 14. If Box 14 is left 224 blank men (I) applies. 225 6.4 written evidence is provided, to the reasonable satisfaction 226 of the Managers, of their compliance with their obligations under 227 Clause 6 within a reasonable time of the commencement of 228 the Agreement, and of each renewal date and, If specifically 229 requested, of each payment date of the Owners’ Insurances. 230 Income Collected and Expanses Paid on Behalf of Owners 231 7.1 All moneys collected by the Managers under the terms of 232 this Agreement (other than moneys payable by the Owners to 233 the Managers) and any interest thereon shad be held to the 234 credit of the Owners in a separate bank account 235 72 All expenses incurred by the Managers under the terms 236 of this Agreement on behalf of the Owners Occluding expenses 237 as provided in Clause 8) may be debited against tho Ownorc 238 In-the account referred to under sub-clause JA_ but shall in any 239 event remain payable by the Owners to the Managers on 240 demand.241 Management Fee 242 8.1 (a) The Owners shall pay to the Managers for their services 243 as Managers under this Agreement an annual a dally management 244 fee as stated in gojsjji which shall be payable by equal 245 monthly installments in advance, the first installment being 246 payable on the commencement of this Agreement (see Clause 247 2 and B2&4J and subsequent installments being payable every 248 month. 249 This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document sha ll apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II “SH1PMAN 98” Standard Ship Management Agreement 8.1 (b) The Owners shall place with the Manager for the duration of this Agreement an amount equal to three months of management fee stated in Box 15 as security. Upon termination of this Agreement, all moneys remaining within the security or any portion thereof, If the amounts due to the Manager pursuant with the obligations set forth In the management agreement and their addenda (If any) is less than the security amount paid as per above shall be returned to the Owner subject to the terms and conditions of this agreement H is being understood that in event of default from the part of the Owner is forfeited in favor of the Manager without prejudice to any rights which the Manager may have against the Owner in law or In equity. 8.2 The management fee shall be subject to an annual a review 250 on Uio annlvoroary data of Iho Agroomont and for each calendar 251 year and will be automatically adjusted to the Greek CPI Index for the previous year. It Is understood that any such increase will not be less than 3% and not more than 5%. (The proposed fee shall be presented in the annual-budget referred to In sub- 252 clauco 0,1. clause 9.1. 253 The Managers shall, at no extra cost to the Owners, provide 254 their own office accommodation, office staff, facilities and 255 stationery. Without limiting the generality of Pause 7 the Owners 256 shall reimburse the Managers for postage and communication 257 expenses, travelling expenses, and other out of pocket 258 expenses properly incurred by the Managers In pursuance of 259 the Management Services. 260 In the event of the appointment of the Managers being 261 terminated for any reason other than Clause 18.2 bytho Qwnorc 262 or tho Managers In ocoordonoo with Iho provisions of Claucoc 17 and 18 othor than by roacon of 263 default by Iho Managers, or If tho Voccol Ic loct cold or athorwleo 264 dicpocod of, the ‘management fee” shall be payable to the 265 Managers according to tho provioiono of cub clauco &li “a” contlnuo to 266 bo payablo for a further period of three (3) calendar months as 267 from the termination date. In addition, provided that the 268 Managers provide Crew for the Vessel In accordance with sub- 269 clause 31= 270 the Owners shall continue to pay Crew Support Costs during 271 the said further period of three (3) calendar months and 272 the Owners shall pay an equitable proportion of any 273 Severance Costs which may materialize, not exceeding 274 the amount stated In Box 16. 275 If the Owners decide to lay-up the Vessel whilst this 276 Agreement remains in force and such lay-up lasts for more 277 than three months, an appropriate reduction of the management 278 fee for the period exceeding three months until one month 279 before the Vessel Is again put Into service shall be mutually 280 agreed between the parties. 281 Unless otherwise agreed In writing all discounts and 282 commissions obtained by the Managers in the course of the 283 management of the Vessel shad be credited to the Owners. For the 284 avoidance of any doubt, it is understood that insurance is charged on a gross rate basis. 8.7 In case of vessels under construction, no management fee will be charged by the Managers until the vessel’s delivery to the Owners. However, in case Owners instruct the Managers to supervise vessels under construction as per Clause 3.2(vi) then the Managers will be due an upfront fee equal to 10% of the budget approved by the Owners. Such fee, will be payable In USD. For the avoidance of any doubt the rest of the paragraphs of Clause 8 to remain In force. 9. Budgets and Management of Funds 285 9.1 On or before November 30 of each calendar year Tthe 286 Managers shaa present to the Owners annually a budget (see Annex “C”) for the following twolvo monthcnext 287 calendar year in such form as the Owners reasonably require. Tho budget for tho first yoor horoof Is 288 cot out in Annox ‘C horoto. Subtoauont annual budaotc chall be 289 prepared by the Managers and submitted to tho Owners not 290 lose than threw roonthc boforo Iho annlvorcarynata of the 291 commoncomont of thlo Agroomont fcoo Clauco 2 and Box-44? 292 92 The Owners shall indicate to the Managers their acceptance 293 and approval of the annual-budget within one month of 294 presentation and in the absence of any such indication the 295 Managers shall be entitled to assume that the Owners have 296 accepted the proposed budget 297 9.3 The Owner shall place with the Manager for the duration of 298 this Agreement an amount equal to three months running expenses as working capital reserve. For calculation purposes the reserve will be based on the agreed budgeted dairy average cost as per the respective management agreement Upon termination of this Agreement all moneys remaining wthln the working capital reserve shall be returned to the Owner subject to the terms and conditions of this agreement Following the oaroomont of tho budgol. the Managore chall proparo and procont lo Iho Ownorc thwr ocBmste of tho worthing 299 capital roqulremont of tho Vocool and tho Managoro chall oach 300 month update thlc octimata, Bacod thoroon, tho Manogors shall 301 oach month roquoct Iho Ownorc In writing for tho fundo required 302 to run the Vassol for tho oncuing month, including the payment 303 of any oooaclonal or oxtraordinory Horn of oxpondituro, ouch ao 304 emorgoncy repair cocta, additional insurance premlumo, bunkoro 305 or provlBlonc, Such funde chall bo rocoivod bytho Managoro 306 within ton running d JVC oflor tho rocolpt bv tho Ownorc of tho 307 Managoro’ written roquoct and chall bo hold to tho crodit of tho 308 Ownorc in a coparato bank account, 309 9.4 The Managers shall produce a comparison between 310 budgeted and actual Income and expenditure oflhe Vessel in 311 such form as required by the Owners monthly on a yearly basis or 312 at such other Intervals as mutually agreed. 313 9.5 Notwithstanding anything contained herein to the contrary, 314 the Managers shaU in no circumstances be required to use or 315 commit their own funds to finance the provision of the316 Management Services.317 I0.Managers’ Right to Sub-Contract 318 The Managers shall net-have the right to sub-contract any of 319 their obligations hereunder, including those mentioned In sub- 320 clause jM, without tho prior writton tangent of tho Ownors which 321 shall not bo unreasonably wflhhBM. In the event of such a sub- 322 contract the Managers shall remain fully liable for the due 323 performance of their obligations under this Agreement 324 II. Responsibilities 3Z5 Force Uajaure — Neither the Owners nor the Managers 326 shall be under any liability for any failure to perform any of their 327 obligations hereunder by reason of any cause whatsoever of 328 any nature or kind beyond their reasonable control. For the 329 avoidance of any doubt financial force majeure does not apply. Usb//«y to Owners-(I) Without prejudice to sub-clausa 330 11.1, the Managers shad be under no liabiHtywhatsoever to the 331 Owners for any loss, damage, delay or expense of whatsoever 332 nature, whether direct or Indirect (including but not limited to 333 toss of profit arising out of or in connection wHh detention of or 334 delay to the Vessel) and howsoever arising in the. course of 335 performance of the Management Services UNLESS same Is 336 proved to have resulted solely from the negligence, gross 337 negligence or wilful default of the Managers or twlr employees, 338 or agents or sub-contractors employed by them in connection 339 with the Vessel, In which case (save where loss, damage, delay 340 or expense has resulted from the Managers’personal act or 341 omission committed with the Intent to cause same or recklessly 342 and with knowledge that such loss, damage, delay or expense 343 would probably result) the Managers’ liability for each inc ident 344 or series of Incidents giving rise to a daim or claims shal never 345 exceed a total of ten times Hie annual management fee payable 346 hereunder. 347 (II) Notwithstanding anything that may appear to the contrary in 348 this Agreement the Managers shall not be liable for any of the 349 This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II “SMPMAN 98” Standard Ship Management Agreement actions of the Crew, even if such actions are negligent grossly 350 negligent or wilful, except only to the extent that they are shown 351 to have resulted from a failure by the Managers to discharge 352 their obligations under sub-clause 3J, in which case their liability 353 shall be limited in accordance with the terms of this Clause 11. 354 Indemnity — Except to the extent and solely for the amount 355 therein set out that the Managers would be liable under sub- 356 clause 1JL2, the Owners hereby undertake to keep the Managers 357 and their employees, agents and sub-contractors indemnified 358 and to hold them harmless against all actions, proceedings, 359 claims, demands or liabilities whatsoever or howsoever arising 360 which may be brought against them or incurred or suffered by 361 them arising out of or in connection with the performance of the 362 Agreement, and against and in respect of all costs, losses, 363 damages and expenses (Including legal costs and expenses on 364 a full indemnity basis) which the Managers may suffer or incur 365 (either directly or indirectly) in the course of the performance of 366 this Agreement. 367 “Himalaya"- It is hereby expressly agreed that no 368 employee or agent of the Managers (including every sub- 369 contractor from time to time employed by the Managers) shall in 370 any circumstances whatsoever be under any liability whatsoever 371 to the Owners for any loss, damage or delay of whatsoever kind 372 arising or resulting directly or indirectly from any act, neglect or 373 default on his part while acting in the course of or in connection 374 with his employment and, without prejudice to the generality of 375 the foregoing provisions in this Clause 11. every exemption, 376 limitation, condition and liberty herein contained and every right, 377 exemption from liability, defence and Immunity of whatsoever 378 nature applicable to the Managers or to which the Managers are 379 entitled hereunder shall also be available and shall extend to 380 protect every such employee or agent of the Managers acting 381 as aforesaid and for the purpose of all the foregoing provisions 382 of this Clause 11 the Managers are or shall be deemed to be 383 acting as agent or trustee on behalf of and for the benefit of all 384 persons who are or might be their servants or agents from time 385 to time (including sub-contractors as aforesaid) and all such 386 persons shall to this extent be or be deemed to be parties to this 387 Agreement.388 12. Documentation 389 Where the Managers are providing Technical Management In 390 accordance with sub-clause Z2. and/or Crew Management in 391 accordance with sub-clause 3J., they shall make available, 392 upon Owners’ request, all documentation and records related 393 to the Safety Management System (SMS) and/or the Crew 394 which the Owners need in order to demonstrate compliance 395 with the ISM Code and STCW 95 or to defend a claim against 396 a third party.397 13. General Administration 398 The Managers shall handle and settle all claims arising 399 out of the Management Services hereunder and keep the Owners 400 informed regarding any incident of which the Managers become 401 aware which gives or may give rise to claims or disputes involving 402 third parties. 403 The Managers shall, as Instructed by the Owners, bring 404 or defend actions, suits or proceedings in connection with matters 405 entrusted to the Managers according to this Agreement 406 The Managers shall also have power to obtain legal or 407 technical or other outside expert advice in relation to the handling 408 and settlement of claims and disputes or all other matters 409 affecting the interests of the Owners in respect of the Vessel. 410 The Owners shall arrange for the provision of any 411 necessary guarantee bond or other security. 412 Any costs reasonably incurred by the Ma nagers in 413 carrying out their obligations according to Clause 13 shall be 414 reimbursed by the Owners. 415 14. Auditing 416 The Managers shall at all times maintain and keep true and 417 correct accounts in accordance wtth sound accounting practice 418 and an adequate and effective system of internal controls and procedures and shall make the same available for permit the inspection and auditing by the Owners and their Auditors at such times as 419 may be mutually agreed. On the termination, for whatever reasons, of this 420 Agreement the Managers shall release to the Owners, if so 421 requested, the originals where possible, or otherwise certified 422 copies, of all such accounts and all documents specifically relating 423 to the Vessel and her operation. 424 15. Inspection of Vessel 425 The Owners shall have the right at any time after giving 426 reasonable notice to the Managers to inspect the Vessel for any 427 reason they consider necessary. 428 16. Compliance with Laws and Regulations 429 The Managers will not do or permit to be done anything which 430 might cause any breach or infringement of the laws and 431 regulations of the Vessel’s flag, or of the places where she trades. 432 17. Duration of the Agreement 433 This Agreement shall come Into effect on the day and year stated 434 In Box 4 and shall continue until the date stated in Box 17. 435 Thereafter it shall automatically renew for a five-year period and 436 shall thereafter be extended in additional five-year increments if notice of termination is not provided by the Owners in the fourth quarter of the year immediately preceding the end of the respective term, continue) until tormlnatod by either party giving to the othor noBco In writing, in which ovont tho Agroomont chall 437 tormlnoto upon tho oxpiralion of a poriod of two months from tho 436 date upon which such notice wac givon. 439 18.Termination 440 18.1 Owners’default 441 (i) The Managers shall be entitled to terminate the Agreement 442 with immediate effect by notice in writing if any moneys 443 payable by the Owners under this Agreement and/or the 444 owners of any associated vessel, details of which are fisted 445 in Annex “D*. shall not have been received in the Managers’ 446 nominated account within ten (10) running days of receipt by 447 the Owners of the Managers written request or if the Vessel 448 Is repossessed by the Mortgagees. 449 (II) If the Owners: 450 (a)fail to meet their obligations under sub-clauses 5,2 451 and 5^3 of this Agreement for any reason within their 452 control, or . 453 (b)proceed with the employment of or continue to employ 454 the Vessel in the carriage of contraband, blockade 455 running, or in an unlawful trade, or on a voyage which 456 in the reasonable opinion of the Managers is unduly 457 hazardous or improper, 458 the Managers may give notice of the default to the Owners, 459 requiring them to remedy it as soon as practically possible. 460 In the event that the Owners fail to remedy it within a 461 reasonable time to the satisfaction of the Managers, the 462 Managers shall be entitled to terminate the Agreement 463 with immediate effect by notice in writing. 464 ¦\Z2Managars1 Default 465 If the Managers fail to meet their obligations under Clauses 3 466 and £ of this Agreement for any reason within the control of the 467 Managers, the Owners may give notice to the Managers of the 468 default, requiring them to remedy it as soon as practically 469 possible. In the event that the Managers fail to remedy it within a 470 reasonable time to the satisfaction of the Owners, the Owners 471 shall be entitled to terminate the Agreement with immediate effect 472 by notice in writing. 473 This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PARTfl “SHIPMAN 98” Standard Ship Management Agreement 18.3Exfraon#fiary Termination 474 This Agreement shall be deemed to be terminated in the case of 475 the sale of the Vessel or if the Vessel becomes a total loss or is 476 declared as a constructive or compromised or arranged total 477 loss or is requisitioned. 478 18.4For the purpose of sub-clause 18.3 hereof 479 (I) the date upon which the Vessel is to be treated as having 480 been sold or otherwise disposed of shall be the date on 481 which the Owners cease to be registered as Owners of 482 the Vessel; 483 (ii) the Vessel shall not be deemed to be lost unless either 484 she has become an actual total loss or agreement has 485 been reached with her underwriters In respect of her 486 constructive, compromised or arranged total loss or if such 487 agreement with her underwriters is not reached it is 488 adjudged by a competent tribunal that a constructive loss 489 of the Vessel has occurred. 490 This Agreement shall terminate forthwith In the event of 491 an order being made or resolution passed for the winding up, 492 dissolution, liquidation or bankruptcy of either party (otherwise 493 than tor the purpose of reconstruction or amalgamation) or if a 494 receiver is appointed, or if it suspends payment, ceases to cany 495 on business or makes any special arrangement or composition 496 with its creditors. 497 The termination of this Agreement shall be without 498 prejudice to all rights accrued due between the parties prior to 499 the date of termination. 500 Termination After Change of Control This Agreement will terminate automatically immediately after a change of control (as defined below) of the Owners and/or of the Owners ultimate parent. Upon such termination, the Owners will be required to pay the Manager the Termination Payment in a single installment. For the purpose of this Agreement “Change of Control” means the occurrence of any of the following: (I) The acquisition by any Individual, entity or group of beneficial ownership of fifty (50) percent (%) or more of either (A) the then-outstanding shares of stock of the Owner and/or the Owners ultimate parent or (B) the combined voting power of the then-outstanding voting securities of the Owner and/or the Owners ultimate parent entitled to vote generally in the election of directors; (ii) The consummation of a reorganization, merger or consolidation of Owner and/or the Owners ultimate parent or the sale or other disposition of all or substantially all of the assets of Owner and/or Owners ultimate parent (iii) The approval by the shareholders of Owner and/or the Owners ultimate parent of a complete liquidation or dissolution of Owner and/or the Owners ultimate parent Further, for the purpose of this Agreement ‘Termination Payment” means a payment to be received by the Manager in the event of a Change of Control. Such payment shad be equal to the estimated remaining fees payable to the Manager under the then current term of the agreement but in any case shaH not be less than for a period of 36 months and not more than a period of 48 months. 19. Law and Arbitration 501 19.1 This Agreement shall be governed by and construed in 502 accordance with English law and any dispute arising out of or 503 in connection with this Agreement shall be referred to arbitration 504 in London in accordance with the Arbitration Act 1996 or 505 any statutory modification or re-enactment thereof save to 506 the extent necessary to give effect to the provisions of this 507 Clause. 508 The arbitration shall be conducted in accordance with the 509 London Maritime Arbitrators Association (LMAA) Terms 510 current at the time when the arbitration proceedings are 511 commenced. 512 The reference shall be to three arbitrators. A party wishing 513 to refer a dispute to arbitration shall appoint its arbitrator 514 and send notice of such ap pointment in writing to the other 515 party requiring the other party to appoint its own arbitrator 516 within 14 calendar days of that notice and stating that it will 517 appoint its arbitrator as sole arbitrator unless the other party 518 appoints its own arbitrator and gives notice that it has done 519 so within the 14 days specified. If the other party does not 520 appoint its own arbitrator and give notice that it has done so 521 within the 14 days specified, the party referring a dispute to 522 arbitration may, without the requirement of any further prior 523 notice to the other party, appoint its arbitrator as sole 524 arbitrator and shall advise the other party accordingly. The 525 award of a sole arbitrator shall be binding on both parties 526 as if he had been appointed by agreement. 527 Nothing herein shaH prevent the parties agreeing in writing 528 to vary these provisions to provide for the appointment of a 529 sole arbitrator. 530 In cases where neither the claim nor any counterclaim 531 exceeds the sum of USD50.000 (or such other sum as the 532 parties may agree) the arbitration shall be conducted in 533 accordance with the LMAA Small Claims Procedure current 534 at the time when the arbitration proceedings are commenced. 535 This Agreement shaft1 be governed by and construed 536 in accordance with Title 9 of the United States Code and 537 the Maritime Uw of the United States and any dispute 538 arising out of or in connection with this Agreement shall be 539 referred to three persons at New York, one to be appointed 540 by each of the parlies hereto, and the third by the two so 541 chosen; their decision or that of any two of them shall be 542 final, and for the purposes of enforcing any award, 543 Judgement may be entered on an award by any court of 544 competent jurisdiction. The proceedings shall be conducted 545 in accordance with the rules of the Society of Maritime 546 Arbitrators. Inc. . 547 In cases where neither the claim nor any counterclaim 548 exceeds the sum of USD50.000 (or such other sum as the 549 parties may agree) the arbitration shall be conducted in 550 accordance with the Shortened Arbitration Procedure of the 551 Society of Maritime Arbitrators, Inc. current at the time when 552 the arbitration proceedings are commenced. 553 This Agreement shall be governed by and construed 554 in accordance with the laws of the place mutually agreed by 555 the parties and any dispute arising out of or in connection 556 with this Agreement shall be referred to arbitration at a 557 mutually agreed place, subject to the procedures applicable 558 there. 559 If Box 18 in Part I Is not appropriately filled in, sub- 560 clause 19J. of this Clause shall apply. 561 NotB:l$JJ 1&g and iaa are alternatives; indicate 562 alternative agreed in Box 18. 563 Notices 564 20.1 Any notice to be given by either party to the other 565 party shall be in writing and may be sent by fax, telex, 566 registered or recorded mail or by personal service. 567 203. The address of the Parlies for service of such 568 communication shall be as stated In Boxes 19 and 20. 569 respectively.570 Other Fees 21.1 Incentive Fee At their sole discretion the Owners on an annual basis In order to provide the Managers with a performance incentive, may make a payment to the Managers of an Incentive fee In addition to the management fee. 22.2 Chartering One and a quarter per cent (1.25%) of all monies earned by the Vessel. Such fee will be payable in USD. For the avoidance of any doubt and regardless of Clause 8.5, chartering commissions shall survive the termination of this agreement under all circumstances until the termination of the charter party In force at tha time or termination of any other employment arranged This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II “SHIPMAN 98” Standard Ship Management Agreement previous to the termination date. 22.3 Sale and Purchase One percent (1%) of any sale of the Vessel including 1% for the Initial purchase of the Vessel, Including vessels under construction. Such fee will be payable in USD. This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.